Exhibit 99.1


RESEARCH
Research Update: Standard Parking Ratings Raised Based On
Improved Financial Profile; Outlook Stable

Publication date:           14-Mar-2006
Primary Credit Analyst:     Mark Salierno, New York (1) 212-438-1121;
                            mark_salierno@standardandpoors.com

Credit Rating:    B+/Stable/--



Rationale

     On March 14, 2006, Standard & Poor's Ratings Services raised its corporate credit and senior secured debt ratings on Standard Parking Corp. to 'B+' from 'B' based on the company's improved financial profile. At the same time, Standard & Poor's raised the senior subordinated debt rating to 'B-' from 'CCC+'. The senior secured credit facility is rated the same as the corporate credit rating, with a recovery rating of '2', indicating that investors could expect substantial recovery of principal (80%-100%) in the event of default.
     The outlook is stable. Chicago-based Standard Parking had about $92.1 million in total debt outstanding as of Dec. 31, 2005, excluding operating lease obligations.
     The ratings on Standard Parking reflect its narrow business focus, leveraged financial profile, and exposure to the cyclical travel industry and adverse economic conditions. Partially offsetting these risks are the company's strong market position within the highly fragmented and competitive parking industry, and its geographic diversity in North America and fairly predictable cash flow-generating ability.
     Standard Parking, a provider of on-site management services at urban and airport parking facilities, operates in more than 300 cities in the U.S. and Canada and maintains a strong presence in major markets across the U.S., providing some geographic diversity to its operations. Despite its somewhat narrow business focus, it is a leading provider of parking services, with more than 1,900 parking facilities, containing more than 1 million parking spaces, as of Dec. 31, 2005. The company operates about 86% of its facilities under management contracts and the remaining portion under lease agreements. The company does not own any parking facilities, which limits some of the risks associated with real estate ownership and development. Though facilities operated under management contracts tend to generate lower margins than owned or leased facilities, they yield higher returns on capital because minimal capital expenditures are required. Furthermore, the average renewal rate for the company's management contracts was high, averaging about 90% during the past three years (91% in fiscal 2005), offering some cash flow stability. Standard Parking has also pursued opportunities to offer ancillary services such as shuttle buses and valet parking in selected locations to boost overall profitability and enhance client relationships. Property managers continue to pursue outsourcing of parking services to larger parking management providers as a means of improving their own profitability.
     Although client/property concentration is low, some industry concentration risk results from the company's airport parking facilities, contributing about 20% of its gross profit. Still of concern for the ratings are the potential for greater government regulation of airports, including tightened regulations that restrict or prohibit parking within a specified distance of an airport terminal in the event of a heightened security alert, and the possibility of decreased air travel resulting from possible terrorist activities or challenging economic conditions.

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     Financial performance in 2005 was favorable. Standard Parking's revenues increased 6.7% from 2004 and gross profit improved by about 9% over the same time period, primarily because of higher same-location sales, which were driven by higher management fees and lease revenues, and more ancillary service offerings. Profitability improved despite rising sales, general, and administrative costs associated with Sarbanes-Oxley Act compliance requirements and other due diligence-related costs. Overall, operating margins for fiscal 2005 improved to 9.5%, from about 8.5% one year earlier. The improved financials more than offset the adverse impact of Hurricane Katrina, which significantly curtailed local and tourist traffic, and caused the temporary closing of leased and managed locations in the Gulf Coast area.
     Following Standard Parking's June 2004 IPO of common stock, the company reduced its debt balance and annual debt service cost, and retired almost all of its outstanding preferred stock. Although debt has been reduced and credit measures have improved, the company's financial profile remains leveraged. For the fiscal year ended Dec. 31, 2005, lease-adjusted total debt to EBITDA was about 4.5x (inclusive of benefit obligations) and lease-adjusted EBITDA coverage of interest expense was about 2.2x, compared with 5x and 1.2x, respectively, for the same period one year earlier. Standard & Poor's expects credit measures to continue to improve through earnings growth and debt reduction. The company opportunistically pursues tuck-in acquisitions to further strengthen its market position. In January 2006, the company expanded its presence in the Pacific Northwest, integrating the operations of Sound Parking in Seattle. There is some flexibility within the ratings to make further modest-sized acquisitions.


Liquidity

Liquidity is adequate. As of Dec. 31, 2005, the company had about $10.8 million in cash and about $29.9 million available under its $90 million revolving credit facility due 2007. In the intermediate term, Standard & Poor's expects Standard Parking to generate free operating cash flow in the $20 million-$25 million range per year, which is sufficient for near-term debt amortization requirements, expected capital expenditures in the $4.5 million-$5 million range, and the anticipated repurchase of up to $7.5 million in common stock in fiscal 2006.

Recovery analysis

The senior secured bank loan is rated the same as the corporate credit rating. This and the '2' recovery rating indicate that lenders can expect substantial (80%-100%) recovery of principal in the event of a default or bankruptcy. The senior secured credit facility comprises a $90 million revolving credit facility due 2007. See Standard & Poor's research report on Standard Parking Corp. dated Oct. 4, 2005, for the complete recovery analysis.


Outlook

The outlook is stable. Regardless of Standard Parking's potential for earnings variability, Standard & Poor's expects that, on average, credit measures will remain appropriate for the current rating. In the event that financial policy becomes more aggressive, or if financial performance is adversely affected by an unfavorable economic climate and/or weaker industry conditions, the outlook could be revised to negative.



Ratings List

Standard Parking Corp.

Ratings Raised

                           To               From

Corporate credit rating    B+/Stable/--     B/Positive/--

Senior secured debt        B+               B

Senior subordinated debt   B-               CCC+

Ratings Affirmed

  Senior secured debt

         Recovery rating   2


Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.